UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 12, 2008

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York

0-20214

11-2250488

(State of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

650 Liberty Avenue

Union, New Jersey 07083

(Address of principal executive offices)   (Zip code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01               Other Events

Bed Bath & Beyond Inc. (the “Company”) is filing this Current Report on Form 8-K in connection with recent developments regarding the auction rate securities market. The Company currently has investments totaling approximately $326 million in auction rate securities. All of these investments carry triple-A credit ratings from one or more of the major credit rating agencies.  Approximately $283 million of these securities are invested in preferred shares of closed end municipal bond funds, which are required, pursuant to the Investment Company Act of 1940, to maintain minimum asset coverage ratios of 200%. The remaining approximate $43 million are invested in securities collateralized by student loans which are currently more than 100% collateralized and with approximately 90% of such collateral in the aggregate being guaranteed by the United States government. None of the auction rate securities held by the Company are mortgage-backed debt obligations. The Company, which also currently has approximately $250 million in U.S. Treasury money market funds and no bank debt, does not anticipate that any potential lack of liquidity in its auction rate securities, even for an extended period of time, will affect its ability to finance its operations, including its expansion program and planned capital expenditures.

The Company’s auction rate securities carry interest rates that reset periodically, every 7, 28 or 35 days, through an auction process. Due to current market conditions, the auction process for the Company’s auction rate securities has recently failed.  These failed auctions result in a lack of liquidity in the security but do not affect the value of the underlying collateral of the security.  Upon the auction failures of the securities held by the Company, the interest rates reset based on a predetermined maximum contractual rate, which is nominally higher than the interest rates earned prior to auction failures. The Company continues to earn and receive interest on these securities. The Company’s auction rate securities will continue to be presented for auction every 7, 28 or 35 days until the auction succeeds, the issuer calls the security, or they mature, as in the case of securities collateralized by student loans.

The Company is in the process of determining the fair market value of these securities as of March 1, 2008, the end of its fiscal year, but currently believes that an impairment, if any, would be temporary and would not result in a charge to its fiscal 2007 earnings.  Further, based on the current lack of liquidity related to these investments, the Company may reclassify all or a portion of its auction rate securities from current assets to long-term assets in its consolidated balance sheet as of March 1, 2008.

This Form 8-K may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: March 12, 2008	By:	/s/ Eugene A. Castagna
Eugene A. Castagna
Chief Financial Officer and
Treasurer
(Principal Financial and Accounting Officer)